AMENDMENT NO. 2 TO FORBEARANCE AGREEMENT

This Amendment No. 2 to Forbearance Agreement (this “Amendment”) is made as of June 3, 2014 (“Amendment Effective Date”) between Comerica Bank, a Texas banking association (the “Bank”) and Biolase, Inc., a Delaware corporation (“Borrower”).

A. Borrower and Bank entered into a Forbearance Agreement dated April 10, 2014, as amended by Amendment No. 1 to Forbearance Agreement dated May 5, 2014 (“Forbearance Agreement”) in order to (1) govern and amend the terms and conditions of certain loans made by Bank to Borrower pursuant to the Loan Agreement, the Borrower Agreement, and the Letter Agreement (as each is defined in the Forbearance Agreement) and (2) provide terms and conditions on which Bank would forbear from enforcing its remedies under the Loan Documents (as defined in the Forbearance Agreement) due to the occurrence of certain events of default. In this Amendment, capitalized terms that are used without separate definition shall have the meanings given to them in the Loan Agreement or the Forbearance Agreement, as the case may be.

B. As of June 3, 2014, Borrower owed Bank the sum of:

(1) under the Domestic Line of Credit, a principal amount of $1,684,980.67 (not including, to the extent applicable, any contingent obligations, e.g. those arising out of any undrawn letters of credit issued by Bank for Borrower’s benefit) and accrued and unpaid interest in the amount of $461.49; plus

(2) under the Export Line of Credit, a principal amount of $1,890,683.70 (not including, to the extent applicable, any contingent obligations) and accrued and unpaid interest in the amount of $495.58; plus

(3) any overdrafts in any bank accounts of Borrower at Bank; plus

(4) legal fees and costs and all other outstanding amounts and costs of enforcement due under the Loan Agreement and the other Loan Documents.

The foregoing amounts, plus accruing interest and costs to the Amendment Effective Date and accrued and accruing attorney fees and costs are collectively referred to in this Amendment as the “Existing Debt”.

C. In addition to the Events of Default specifically identified in the Forbearance Agreement, a new Event of Default has occurred and exists under the Loan Documents as follows (collectively with all previously identified Events of Default, the “Cumulative Defaults”) as follows:

(1) The Domestic Line of Credit and the Export Line of Credit became due and payable in full on June 1, 2014, and Borrower has not paid those obligations in full.

Borrower has not cured and Bank has not waived the Cumulative Defaults.

D. The Cumulative Defaults entitle Bank immediately to enforce all the remedies set forth in the Loan Agreement and the Loan Documents. Borrower has asked Bank to forbear from exercising those remedies as a result of the Cumulative Defaults and to extend the maturity dates for the Domestic Line of Credit and the Export Line of Credit, and Bank has agreed, subject to the terms of this Agreement, provided Borrower enters into and complies with this Amendment.

Accordingly, Borrower and Bank agree as follows:

1. Existing Debt. Borrower acknowledges and agrees that the amount of the Existing Debt as of the Amendment Effective Date is as set forth above.

2. Extension of Forbearance Period. The Forbearance Period (as defined in Section 4 of the Forbearance Agreement) is hereby extended to the earliest of (i) August 1, 2014, (ii) such date that there shall occur any further Event of Default, or (iii) any date on which Bank terminates the forbearance under the Forbearance Agreement pursuant to its terms.

3. Amendment to Loan Agreement. The Loan Agreement is amended as follows:

(a) The term “Revolving Maturity Date” (as defined therein) is amended to be August 1, 2014.

(b) In the Prime Referenced Rate Addendum to Loan and Security Agreement dated May 7, 2013, that is an addendum to the Loan Agreement, the term “Applicable Margin” (as set forth in paragraph 1(a) thereof) is amended to be Two and One-half percent (2.50%) per annum.

4. Amendment of Export Note. Upon execution of this Agreement, Borrower shall execute and deliver to Bank an Amendment No. 2 to the Export Note.

5. Amendment of Borrower Agreement. The Borrower Agreement is amended to provide that the “Final Disbursement Date” (as defined therein) is amended to be August 1, 2014.

6. Second Forbearance Fee. In consideration of Bank’s execution of this Agreement, Borrower shall pay Bank a fee equal to $30,000.00 (the “Third Forbearance Fee”) of which (a) $15,000.00 is payable on the Amendment Effective Date, and (b) $15,000.00 is payable on August 1, 2014, except that if all of the Obligations (as defined in the Loan Agreement) have been paid in full prior to that date, payment of this portion of the Third Forbearance Fee will be waived. The Third Forbearance Fee shall be fully earned as of the Amendment Effective Date and nonrefundable when paid. The Third Forbearance Fee includes the fee to be paid to Ex Im Bank in connection with this Amendment.

7. Representations and Warranties. Borrower hereby represents and warrants that,

(a) Except as expressly modified in this Amendment, the representations, warranties, and covenants set forth in the Loan Agreement and the Forbearance Agreement and in the Loan Documents, as defined in the Forbearance Agreement, remain true and correct, continue to be satisfied in all respects, and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

(b) No Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under any of the Loan Documents, other than the Cumulative Defaults.

(c) The forbearance period granted pursuant to the terms of this Amendment is reasonable and is based upon the projections of Borrower.

(d) All representations and warranties of Borrower in this Agreement and the Loan Documents are true and correct as of the date hereof, and shall survive the execution of this Agreement.

(e) When executed, this Amendment will be a duly authorized, legal, valid, and binding obligation of Borrower enforceable in accordance with its terms.

(f) All of Borrower’ deposit accounts (including operating and payroll accounts) and investment accounts are maintained with Bank except as set forth in the Forbearance Agreement.

8. Conditions Precedent. The effectiveness of this Amendment is subject to Bank’s receipt of all of the following (each in form and substance satisfactory to Bank in all respects):

(a) this Agreement, the documents listed on attached Schedule 8(a), and such other agreements and instruments reasonably requested by Bank pursuant hereto (including such documents as are necessary to create and perfect Bank’s interest in the Collateral), each duly executed by Borrower;

(b) a Reaffirmation of Guaranties by the Guarantors in the form attached to this Agreement;

(c) payment of all Bank Expenses incurred through the date of this Agreement;

(d) payment of the Second Extension Fee; and

(e) such other documents and completion of such other matters as Bank may reasonably deem necessary or appropriate.

9. Approval of Ex Im Bank. Borrower acknowledges that Ex Im Bank needs to approve the extension of the Maturity Date under the Export Note, the corresponding extension of the Final Disbursement Date, and any further advances under the Export Line of Credit notwithstanding the Cumulative Defaults. If Ex Im Bank declines to approve the extensions to the Maturity Date and the Final Disbursement Date, Bank may, but is not obligated to, terminate the period of forbearance.

10. No Other Changes. Except as specifically provided in this Amendment, it does not vary the terms and provisions of the Loan Agreement, the Forbearance Agreement, or any of the Loan Documents. This Amendment shall not impair the rights, remedies, and security given in and by the Loan Agreement, the Forbearance Agreement, or any of the Loan Documents. The terms of this Amendment shall control any conflict between its terms and those of the Loan Agreement, the Forbearance Agreement, or any of the Loan Documents.

11. Ratification. Except for the modifications under this Amendment, the parties ratify and confirm the Loan Agreement, the Forbearance Agreement, or any of the Loan Documents and agree that they remain in full force and effect.

12. Further Modification; No Reliance. This Amendment may be altered or modified only by written instrument duly executed by Borrower and Bank. In executing this Amendment, Borrower is not relying on any promise or commitment of Bank that is not in writing signed by Bank.

13. Confirmation of Lien Upon Collateral. Borrower acknowledges and agrees that the obligations of Borrower under the Loan Agreement, the Forbearance Agreement, or any of the Loan Documents are secured by the Collateral (as defined in the Loan Agreement). The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of the Loan Agreement, the Forbearance Agreement, or any applicable Loan Document, and nothing herein contained shall affect or be construed to affect the lien or encumbrance created by the Loan Agreement, the Forbearance Agreement, or any applicable Loan Document respecting the Collateral, or its priority over other liens or encumbrances.

14. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

15. Release.

(a) Borrower acknowledges that Bank would not enter into this Amendment without Borrower’s assurance hereunder. Except for the obligations arising hereafter under this Amendment, Borrower hereby absolutely discharges and releases Ex Im Bank, Bank, any person or entity that has obtained any interest from Bank under any of the Loan Documents and each of Ex Im Bank’s, Bank’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which Borrower now has against Bank and/or Ex Im Bank of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to any of the Loan Documents or the transactions contemplated thereby.

(b) Borrower waives the provisions of California Civil Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(c) The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest.

(d) Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless Bank from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(e) The provisions of this section shall survive payment in full of the Indebtedness, full performance of all the terms of this Amendment and the Loan Documents, and/or Bank’s actions to exercise any remedy available under the Loan Documents or otherwise.

16. Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Amendment. Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of Bank. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Amendment prior to the execution hereof and the delivery and acceptance of the consideration described herein.

17. Expenses. Borrower shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Bank incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

18. Counterparts. This Amendment may be executed in one or more counterparts, and by separate parties on separate counterparts, all of which shall constitute one and the same agreement.

[end of Amendment; signatures on next page]

This Amendment No. 2 to Forbearance Agreement is executed and delivered as of the Amendment Effective Date.

Comerica Bank	Biolase, Inc.
By: /s/ David R. Ferree Name: David R. Ferree Title: Vice President	By:/s/ Frederick D. Furry Name: Frederick D. Furry Title: Chief Financial Officer
Address for notices:	Address for notices:
333 West Santa Clara Street 12th Floor, Dept. MC4841 San Jose, CA 95113 Fax: 408-556-5855	4 Cromwell Irvine, CA 92618 Attn: Federico Pignatelli, Chairman and CEO FAX: (949) 273-6685